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                                                                    EXHIBIT 14.0

                        ABINGTON COMMUNITY BANCORP, INC.

                           CODE OF CONDUCT AND ETHICS

                                  INTRODUCTION

In order to assure the proper and ethical performance of our business and to maintain the confidence of the public, our customers and our shareholders in Abington Community Bancorp, Inc. and our subsidiaries, all of our Directors, officers and employees are expected to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with applicable laws, rules and regulations and to avoid misconduct and conflicts of interest and the appearance of conflicts of interest. To promote these standards and values, our Board of Directors has established and adopted this Code of Conduct and Ethics to provide guidance concerning the standards of ethical conduct by and responsibilities of our Directors and persons employed by us or our subsidiaries.

This Code outlines the broad principles of legal and ethical business conduct embraced by Abington Community Bancorp, Inc. and our subsidiaries, including Abington Bank. However, a written code cannot answer all questions raised in the context of business relationships. Therefore, this Code must be applied using common sense and good judgment. Issues with respect to conflicts, legality or ethics may not always be clear cut and officers and employees should consult with higher levels of management or the Compliance Officer. Directors should discuss the matter with the Compliance Officer or outside counsel.

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                       CODE OF CONDUCT AND ETHICS -- INDEX

I.    ETHICAL PRINCIPLES AND CORPORATE VALUES .............................   1

II.   CONFLICTS OF INTEREST................................................   2
      A.   Compensation and Gifts..........................................   2
      B.   Business Gratuities.............................................   4
      C.   Transactions with Insiders......................................   4

III.  CONFIDENTIAL INFORMATION.............................................   4
      A.   Confidential Information Regarding Customers and Others.........   4
      B.   Permissible Dissemination of Confidential Information...........   5
      C.   Confidential Information Regarding Current or Former
             Directors and Employees.......................................   5
      D.   Company Resources; Proprietary Information......................   5

IV.   PERSONAL INVESTMENTS AND FINANCES....................................   5
      A.   Insider Trading.................................................   5
      B.   Personal Investments............................................   6
      C.   Purchase of Company Owned Property..............................   6
      D.   Loans...........................................................   6

V.    BUSINESS CONDUCT.....................................................   7
      A.   Business and Accounting Practices...............................   7
      B.   Political Contributions; Expenditures for Political Purposes....   7
      C.   Information Security  - Use of Company Owned Computers,
             Networks, Hardware and Software...............................   8
      D.   Outside Business Interests......................................   8
      E.   Management Interlocks...........................................   8

VI.   SPECIAL ETHICS OBLIGATIONS FOR EMPLOYEES WITH
        FINANCIAL REPORTING RESPONSIBILITIES...............................   9

VII.  REPORTING VIOLATIONS.................................................   10

VIII. CONCLUSION...........................................................   10

EXHIBIT A - Whistleblower Procedures.......................................  A-1

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               ARTICLE I. ETHICAL PRINCIPLES AND CORPORATE VALUES

The nature of our business requires careful observance of applicable laws and regulations. High standards of conduct and personal integrity are essential for us to maintain the confidence of our shareholders, customers, employees, and the general public. In order to ensure that we and all of our Directors, officers and employees embrace and promote sound ethical business practices, we require that you agree to:

o Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

o Comply with rules and regulations of federal, state and local governments, and other appropriate regulatory agencies;

o Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be impaired;

o Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents; and

o Promptly report to our President or Chief Financial Officer or a member of the Audit Committee of our Board of Directors any conduct that you believe to be a violation of law or business ethics or of any provision of this Code, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.


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                        ARTICLE II. CONFLICTS OF INTEREST

A conflict of interest exists whenever you (or a member of your immediate family) has a personal interest in any entity or matter that may influence a decision or cloud your judgment in the discharge of your responsibilities to us. It is your duty to avoid situations from which you (or an immediate family member) might benefit personally, directly or indirectly, or that give the perception that you (or an immediate family member) is benefiting personally, from business decisions, use of our facilities or from relationships with our customers, vendors or contacts.

If a business opportunity relating to our lines of business becomes available to or is made known to you, it must first be made available to Abington Community Bancorp, Inc. or Abington Bank or our other subsidiaries before being acted upon by you, by your immediate family or by any other Director, officer or employee.

Employees are prohibited from participating in the process of making loans to companies in which the employee has a substantial interest as an owner, director, officer, or partner, or to companies in which a member of his or her immediate family has such an interest, or to a member of his or her immediate family. Such interests must be disclosed and such loans must be directed to another loan officer. When that is not possible, the application may be taken and processed, but must be reviewed and approved by another loan officer. Also see Section IV (D), below.

Employees should avoid any relationship that would cause a conflict of interest with their duties and responsibilities at Abington Community Bancorp, Inc. or Abington Bank. Employees are expected to disclose any situations that may involve inappropriate or improper conflicts of interest affecting them personally or affecting other employees or those with whom we do business. Waivers of conflicts of interest involving executive officers require the approval of the Board of Directors or an appropriate committee.

To avoid conflicts of interest, Directors are expected to disclose to their fellow Directors any personal interest they may have in a transaction upon which the Board passes and to recuse themselves from participation in any decision in which there is a conflict or potential conflict between their personal interests and the interests of Abington Community Bancorp, Inc. or Abington Bank or our other subsidiaries.

A.      COMPENSATION AND GIFTS.

The Bank Bribery Act prohibits any director or employee and any agent of Abington Bank or attorney representing us from offering or receiving anything of value where the item of value is offered with the intent of influencing the Director, officer or employee, agent or attorney or a business transaction. This law is broad and carries civil and criminal penalties, including fines and/or imprisonment. Gifts or awards given in recognition of your service or accomplishment in civic, charitable, educational, or religious organizations are not prohibited by this Code.

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1.      GENERAL PROHIBITIONS: Except as provided below, you are prohibited from soliciting or receiving anything of value in any amount in connection with our business, including but not limited to money, goods, or services. This prohibition applies whether such was obtained as a gratuity/gift or as a "quid pro quo" exchange (something received or given as a reward for preferential action or service rendered by you). Additionally, this prohibition includes receiving compensation of any kind from any source for rendering services of a type that are performed or offered by us. A Director or employee may not do indirectly what he or she is prohibited from doing directly; for example, arrange to have a prohibited gift made to a member of his or her immediate family. Similarly, you may not give gifts, meals, or entertainment (including a quid pro quo exchange) which are intended to influence, or that might give the appearance of influencing, another Director, officer or employee or a business contact in a business decision. Any action by you perceived to compromise another's judgment is prohibited.

        EXAMPLE: An employee may not solicit or receive any sort of personal compensation in return for Abington Bank's making a loan to a customer.

        EXAMPLE: A Director who is in a position, whether directly or indirectly, to sell goods or services to us may not give gifts to the department responsible for making such purchasing decisions.

2. PERMISSIBLE GIFTS: Any Director, officer or employee may accept anything of value from customers only if it:

        a.      Is valued at $200 or less, AND
        b. Is not intended to influence any decision by the Director, officer or employee;
        c.      Is unsolicited;
        d.      Is infrequent; and
        e.      Is not a quid pro quo.

        Notwithstanding the foregoing, under no circumstances shall you accept money as a gift from any customer.

        EXAMPLES OF PERMISSIBLE GIFTS: Gifts which are likely to meet these guidelines are: advertising or promotional materials such as pens, pencils, key rings, calendars and similar items valued under $200.

        Additionally, you may accept gifts from individuals who have both a personal relationship with you and a business relationship with us, for such commonly recognized events or occasions such as a promotion, wedding, birthday, retirement, or religious observance, if valued at less than $200.

Generally, there is no threat of a violation of the Bank Bribery Act if acceptance of a gift or benefit is based on an immediate family or personal relationship, which exists independent of any business with us or if the gift or benefit is made available to the general public under the same conditions on which it is made available to you.

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If you are offered or receive something of value in excess of the above-stated
amounts which you believe may be impermissible under this Code, you must disclose the matter to the Compliance Officer and seek a determination that the item of value may be accepted or must be returned. The reviewer will give due consideration to the criteria for permissible gifts and whether receipt poses a threat to our integrity.

B.      BUSINESS GRATUITIES.

Payments for travel, lodging, meals and entertainment are normally permissible if they (i) are reasonable in amount; (ii) are expended in the course of a legitimate business meeting or an event intended to foster better business relations; (iii) would be paid by us as a business expense if not paid for by the outside source; and (iv) are unsolicited.

If you are offered payments of the type which you believe may be impermissible, you must disclose the matter to the Compliance Officer and seek a determination that the offer may be accepted or must be rejected. The reviewer will give due consideration to the criteria for permissible payments and whether receipt poses a threat to our integrity.

EXAMPLE: It is not a prohibited business gratuity to accept a vendor's offer to pay lodging and meals for an employee's attendance at a conference sponsored in whole or in part by the vendor so long as the employee's attendance has a business purpose.

C.      TRANSACTIONS WITH INSIDERS.

From time to time we may purchase or lease real or personal property or goods or services from you, a member of your immediate family, or from business entities in which you or in which a member of your immediate family is an officer, director and/or controlling shareholder.

It is our policy that any transaction involving insiders must be conducted at arm's length and that any consideration paid or received by us in connection with such a transaction shall be on terms no less favorable than terms available to an unaffiliated third party under the same or similar circumstances. In accordance with Regulation O, the Director's or officer's interest in any such transactions requiring Board action shall be disclosed to the Board prior to any action being taken, and any such transactions not requiring Board approval shall be reported to the Board quarterly.

                      ARTICLE III. CONFIDENTIAL INFORMATION

A.      CONFIDENTIAL INFORMATION REGARDING CUSTOMERS AND OTHERS.

You must take all reasonable measures to protect the confidentiality of non-public information about us or our subsidiaries and our customers, shareholders and suppliers obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process.

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B.      PERMISSIBLE DISSEMINATION OF CONFIDENTIAL INFORMATION.

Dissemination of confidential customer information among our subsidiaries is permissible. Notwithstanding the foregoing, all queries of a legal nature that involve confidential information relating to our customers must be directed to outside counsel.

C.      CONFIDENTIAL INFORMATION REGARDING CURRENT OR FORMER DIRECTORS AND
        EMPLOYEES.

All requests for information regarding current or former Directors or employees must be referred to our Human Resources Department. Our internal procedures and applicable laws limit the amount of information our Human Resources Department may provide.

D.      COMPANY RESOURCES; PROPRIETARY INFORMATION.

You are prohibited from selling, disclosing, or otherwise using our physical resources or proprietary information for personal benefit or for the benefit of any other party. The definition of our "physical resources or proprietary information" includes all of our intellectual property, including but not limited to any written materials, any computer or network-based information, data, any other types of information or data developed for us by an employee or a vendor, supplier or other contractor.

EXAMPLE: Employees are prohibited from using our marketing research for a personal venture or disclosing proprietary information to a competitor.

                  ARTICLE IV. PERSONAL INVESTMENTS AND FINANCES

A.      INSIDER TRADING.

In the course of your duties, you may become privy to "insider information" within the meanings of state or federal laws. This means material, non-public information that might have an effect on our stock price if the information were publicly known. You should also be aware that the same prohibition against insider trading applies to trading in the stock of our customers, suppliers or any other company if you have inside information about them. Employees are strictly prohibited from providing inside information to other persons as this information might influence their trading activities or financial transactions.

Examples of such "inside information" may include: expansion plans, major management changes, future dividend rates, declaration of stock spilt or offerings of additional securities, current or future earnings projections, new contract or projects, mergers, acquisitions or divestitures or other such material matters. It should be noted that either positive or negative information may be material.

You are also prohibited from trading in put options or in short selling or in any other trade which would gain from a decrease in our stock price.

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It is your responsibility to understand laws and policies that may apply to you.
Further information on blackout periods, pre-clearance and other matters related to insider trading are contained in the Statement of Policy and Procedures Governing Trading in Shares of Abington Community Bancorp, Inc.

B.      PERSONAL INVESTMENTS.

Directors must disclose to the Chairman of the Board and employees must disclose to their direct supervisor when they know of any ownership or beneficial interest which they or members of their immediate families have with our customers or suppliers if they have responsibility for the account relationship. You and your immediate families are prohibited from investing in securities of customers or suppliers if you or they hold or share any responsibility for the account relationship, unless the securities are publicly traded and the purchase or sale is based upon information available to the general public, or unless approval is granted by a majority vote of the Board of Directors. In those instances where a personal investment in a given customer has been approved, you must avoid participation in any decisions concerning that customer.

EXAMPLE: An employee who is the account officer for or deals with the loan account of ABC Company (a customer) may not invest personally in ABC Company without receiving prior approval of the Board of Directors. (See also Section IV
(D) "Loans" below).

C.      PURCHASE OF COMPANY OWNED PROPERTY.

Purchase of company owned or subsidiary owned property (real or personal) by you or members of your immediate families requires the approval of the Board of Directors and must be at fair market value.

D.      LOANS.

Loans by us are available to Directors and designated Regulation O Officers on the same terms and conditions, including interest rates and collateral, as those prevailing for comparable loans with other customers; provided, however, that discounted consumer and residential loans which are offered as a benefit to all other employees may be extended to Directors and Regulation O Officers on the same terms ("Regulation O Loans"). Such loans must not involve more than the normal risk of repayment or present other unfavorable features.

With certain exceptions, including Regulation O Loans, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), makes it unlawful for us, directly or indirectly, including through any subsidiary, to extend or maintain credit, arrange for the extension of credit or renew the extension of credit in the form of a personal loan to or for any of our Directors or executive officers. Regulation O Loans are exempt from this prohibition set forth in the Exchange Act.

You are prohibited from lending personal funds to persons known to you as our customers, except if the customer is an immediate family member. You may not borrow from a customer unless the customer is a recognized lending institution.

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                           ARTICLE V. BUSINESS CONDUCT

A.      BUSINESS AND ACCOUNTING PRACTICES.

1.      None of our funds or assets shall be used for unlawful purposes.

2. No unrecorded fund or asset shall be established or maintained for any purpose.

3. No false or misleading entries shall be made in our books and records for any purpose. All items of income or expense shall be appropriately recorded.

4. No payment by us shall be made with the intent or understanding that all or any part of such payment be used for any purpose other than that described in the company's books and records.

5. No payment on our behalf shall be approved without adequate supporting documentation or with the intention or understanding that all or any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.

6. Compliance is required with generally accepted accounting principles and procedures and with established internal accounting controls and procedures.

7. We may require submission by Directors and employees of reports or statements in compliance with this section, at such time or from time to time and in such form as we may specify.

B.      POLITICAL CONTRIBUTIONS; EXPENDITURES FOR POLITICAL PURPOSES.

1. None of our funds or assets are to be used to make any unlawful political contribution. For purposes of this section, the term "political contribution" includes not only the direct or indirect delivery of our cash or property to a political party, candidate, committee or organization but also includes: (a) the reimbursement by us to any Director, officer or employee or any other person, for a political contribution made or to be made by such Director, officer or employee or other person; or (b) the provision of services or the use of property or the making of a loan, to a political party, candidate, committee or organization by us, except in the ordinary course of our business and on customary commercial terms. Purchases of tickets to political dinners or other similar events or of advertisements in political publications are considered to be political contributions and are not reimbursable.

2. Neither we nor you acting on our behalf shall establish any program to solicit, collect or distribute political contributions from a Director, officer or employee.

3. You shall not be under any obligation of any kind to us or to any other Director, officer or employee, to utilize any of your compensation to make political contributions and no

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        Director, officer or employee or any other person acting on our behalf, shall seek to create or enforce any such obligation.

Nothing contained in this section is intended to discourage you from active personal involvement in the political process, including the making of personal political contributions, or to otherwise limit the rights and obligations of Directors, officers or employees as responsible citizens. Notwithstanding the foregoing, this Code (i) requires that before you seek or accept a nomination or appointment to any public office, whether paid or unpaid, that you must obtain our non-objection and (ii) prohibits political campaigning, wearing and/or displaying political campaign slogans, distributing political literature, and/or soliciting campaign funds at or in the work place.

C. INFORMATION SECURITY - USE OF COMPANY OWNED COMPUTERS, NETWORKS, HARDWARE AND SOFTWARE.

The unauthorized use or duplication of computer software owned by us is strictly prohibited. The use of computer software owned personally by employees on computer equipment owned by us is strictly prohibited.

D.      OUTSIDE BUSINESS INTERESTS.

Prior approval must be obtained in situations where you or your immediate family members may profit from a relationship with a company or other entity with which you deal with in the course of your company duties.

E.      MANAGEMENT INTERLOCKS.

You should be aware of the various statutes and regulations either prohibiting or restricting dual service by you in the following areas:

1. Service as a director, officer or employee of any other commercial bank, banking association, trust company, savings bank, savings and loan association, or credit union;

2. Service in an organization primarily engaged in the issue, underwriting, public sale or distribution of stocks, bonds or other securities;

3. Service as an officer or director of a public utility or a registered public utility holding company or subsidiary; or

4. Service as a director, officer, partner, employee, appointee or representative of any obligor of securities for which our subsidiary with which he or she is affiliated is the indenture (corporate) trustee.

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              ARTICLE VI. SPECIAL ETHICS OBLIGATIONS FOR EMPLOYEES
                    WITH FINANCIAL REPORTING RESPONSIBILITIES

As a public company, it is critical that Abington Community Bancorp, Inc.'s filings with the Securities and Exchange Commission ("SEC") be accurate and timely. Depending on your position with us, you may be called upon to provide information to assure that our public reports are complete, fair and understandable. We expect you to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to our public disclosure requirements.

All Directors, officers and employees bear a special responsibility for promoting our integrity. The CEO, the CFO and other employees who participate in the preparation or review of our SEC filings ("Participating Employees") have a special role both to adhere to these principles and also to ensure that our corporate culture ensures the fair and timely reporting of our financial results and condition.

Because of this special role, our CEO, CFO and all other Participating Employees are bound by the following standards, and by signing the Certificate of Compliance attached to this Code, each agrees that he or she will:

        o Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

        o Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, government agencies and in other public communications made by us;

        o Comply with rules and regulations of federal, state and local governments, and other appropriate regulatory agencies;

        o Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgement to be impaired; and

        o Promptly report to the Audit Committee of our Board of Directors any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Code of Conduct, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

Violations of these standards, including failures to report potential violations by others, are a serious matter that may result in disciplinary action, including termination of employment. If you believe that a violation of these standards has occurred, you should contact the Audit Committee of the Board of Directors.


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                        ARTICLE VII. REPORTING VIOLATIONS

The procedures for handling concerns and complaints regarding questionable accounting or auditing matters as adopted by the Audit Committee from time to time are attached to this Code as Exhibit A.

Anyone who seeks advice, raises a concern or reports misconduct or a violation of this Code is following the requirements of this Code and the desires of our Board of Directors. We encourage such action. The procedures for handling reports of illegal or unethical behavior are also set forth in Exhibit A. Retaliation against anyone who makes a good faith report of misconduct is illegal and will not be tolerated.

                            ARTICLE VIII. CONCLUSION

We conduct ourselves and our business dealings so as to comply with all applicable laws and regulations. Where the requirements of such laws and regulations are unclear, the advice of the Compliance Officer or outside counsel must be sought to secure interpretation and to ensure compliance. You must understand our internal policies and procedures and the legal and regulatory framework within which we operate and must take those steps necessary to ensure that any persons working with or under your supervision understand them. You are urged to reread this Code from time to time to refresh your recollection of the statutory and regulatory matters and the policies outlined herein.

This Code may be amended or modified by our Board of Directors. Waivers of this Code may only be granted by the Board of Directors or a committee of the Board with specific delegated authority. Waivers will be disclosed to shareholders as required by the Exchange Act and the rules thereunder and the applicable rules of the Nasdaq Stock Market.


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                           CERTIFICATE OF COMPLIANCE

        I have reviewed and read Abington Community Bancorp, Inc.'s Code of Conduct and Ethics as adopted by the Board of Directors.

        I hereby certify that I am complying with all provisions of the Code and that I am not aware of any violations of the Code, except as noted below:

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

        I understand that the Code requires that if I become aware of any violations of the Code, I must report them.

        I have read and understand the Code and agree to comply with it at all times and in connection with the purchase and sale of Abington Community Bancorp, Inc. stock.

        I also understand that violations of the Code can result in sanctions, including discipline, suspension, discharge, and referral for criminal prosecution or civil action.

Date: __________________________

Signature: _______________________________________

Name (printed or typed): _________________________________


                         PLEASE SIGN, DATE AND RETURN TO
                                 LUCY P.N. SHARP
                                 GENERAL COUNSEL
                        ABINGTON COMMUNITY BANCORP, INC.


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                                                                       EXHIBIT A
                        ABINGTON COMMUNITY BANCORP, INC.

                            WHISTLEBLOWER PROCEDURES


PROCEDURES FOR REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

A.      REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

If you suspect or know of violations of this Code or illegal or unethical business or workplace conduct by employees, officers or Directors then you have an obligation to contact your supervisor or superiors. If the individuals to whom such information is conveyed are not responsive, or if there is a reason to believe that reporting to such individuals is inappropriate in particular cases, then you may contact the CEO. Such communications will be kept confidential to the extent feasible. If you are still not satisfied with the response, then you may contact the Audit Committee of the Board of Directors at 180 Old York Road, Jenkintown, Pennsylvania. If concerns or complaints require confidentiality, then this confidentiality will be protected to the extent feasible, subject to applicable law.

B.      ACCOUNTING COMPLAINTS

Our policy is to comply with all applicable financial reporting and accounting regulations. If any Director, officer or employee has unresolved concerns or complaints regarding questionable accounting or auditing matters, then you are encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee. Subject to its legal duties, the Audit Committee and the Board will treat such submissions confidentially. Such submissions may be directed to the attention of the Audit Committee of the Board of Directors, 180 Old York Road, Jenkintown, Pennsylvania.

C.      NON-RETALIATION

We prohibit retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code or other known or suspected illegal or unethical conduct.



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